                                                                    EXHIBIT 4.06
                            DIGITAL ORIGIN INC.

         NONQUALIFIED STOCK OPTION GRANT OUTSIDE OF THE 1995 STOCK

                                OPTION PLAN


          1.   CERTAIN DEFINITIONS.  As used in this Nonqualified
Stock Option Grant (the "GRANT"), the following terms shall have the following meanings:

               (a) "AFFILIATE" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with another corporation, where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

               (b)  "BOARD" means the Board of Directors of Digital Origin Inc.

               (c) "COMPANY" means Digital Origin Inc., a California corporation.

               (d)  DELIBERATELY OMITTED

               (e) "FAIR MARKET VALUE" shall mean the average of the last reported bid and asked prices for common stock of the Company on the last trading day prior to the date of determination or, in the event the common stock of the Company is listed on a stock exchange or the NASDAQ System, the Fair Market Value shall be the closing price on such exchange or quotation system on the last trading day prior to the date of determination.

               (f) "PARENT" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting of the Option, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

               (g) "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          2. GRANT OF OPTION. The Company hereby grants to the optionee named above ("OPTIONEE") a nonqualified stock option (this "OPTION") to purchase up to the total number of shares of common stock of the Company set forth above (the "SHARES") at the exercise price per share set forth above (the "EXERCISE PRICE"), subject to all of the terms and conditions of this Grant. This Grant is made outside of, and is not subject to, the Company's stock option plan.

          3. EXERCISE PERIOD OF OPTION. Subject to the terms and conditions of this Grant and except as otherwise provided in the Letter Agreement, this Option shall vest and become exercisable as follows: This option shall vest and become exercisable at the rate of four percent (4%) of the total number of Shares per calendar month so long as Optionee remains employed by the Company as determined in accordance with Section 5 hereof. Notwithstanding the foregoing, this Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the Expiration Date.

          4. RESTRICTIONS ON EXERCISE. Exercise of this Option is subject to the following limitations:

               (a) This Option may not be exercised unless such exercise is in compliance with the Securities Act of 1933, as amended (the "1933 ACT") and all applicable state securities laws, as they are in effect on the date of exercise.

               (b) This Option may not be exercised as to fewer than 100 Shares unless it is exercised as to all Shares as to which this Option is then exercisable.

          5. TERMINATION OF OPTION. Except as provided below in this Section, this Option shall terminate and may not be exercised if Optionee ceases to be employed by the Company or any Parent, Subsidiary or Affiliate of the Company. Optionee shall be considered to be employed by the Company for all purposes under this Section 5 if (i) Optionee is an officer, director or full-time employee of the Company or any Parent, Subsidiary or Affiliate of the Company or (ii) the Board determines that Optionee is rendering substantial services as a part-time employee, consultant, contractor or adviser to the Company or any Parent, Subsidiary or Affiliate of the Company. The Board shall have discretion to determine whether Optionee has ceased to be employed by the Company and the effective date on which such employment terminated (the "TERMINATION DATE").

               (a) If Optionee ceases to be employed by the Company or any Parent, Subsidiary or Affiliate of the Company for any reason except death or disability, this Option, to the extent that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee no later than
(i) ninety (90) days after the Termination Date or (ii) the Expiration Date, whichever occurs first.

               (b) If Optionee's employment with the Company or any Parent, Subsidiary or Affiliate of the Company is terminated because of the death of Optionee or disability of Optionee within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "CODE"), this Option to the extent that it would have been exercisable by Optionee on the Termination Date, may be exercised, by Optionee (or Optionee's legal representative), no later than (i) twelve (12) months after the Termination Date or (ii) the Expiration Date, whichever occurs first.

Nothing in this Grant shall confer on Optionee any right to continue in the employ of the Company or any Parent, Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Optionee's employment at any time, with or without cause.

          6.   MANNER OF EXERCISE.

               (a) This Option shall be exercisable by delivery to the Company of an executed Stock Option Exercise Notice in the form attached hereto as EXHIBIT A, or such other form as the Company may designate, which shall set forth Optionee's election to exercise this Option and the number of Shares being subscribed to.

               (b) Such notice shall be accompanied by full payment of the Exercise Price for the Shares being purchased (i) in cash (by check), (ii) by surrender of shares of common stock of the Company that have been owned by Optionee for more than six (6) months (and which have been paid for within the meaning of SEC Rule 144 and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares) or were obtained by the Optionee in the open public market, having a Fair Market Value equal to the exercise price of the Option; (iii) by waiver of compensation due or accrued to Optionee for services rendered; (iv) through a "same day sale" commitment from the Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD DEALER") whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; (v) through a "margin" commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; (vi) where permitted by applicable law and approved by the Board in its sole discretion, by tender of a full recourse promissory note having such terms as may be approved by the Board and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code; or (vii) by any combination of the foregoing where approved by the Board in its sole discretion. If Optionee is not an employee or director of the Company at the time of exercise, Optionee shall not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares.

               (c) Prior to the issuance of the Shares upon exercise of this Option, Optionee must pay or make adequate provision for any federal or state withholding obligations of the Company. Optionee may provide for payment of withholding taxes upon exercise of the Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Optionee by deducting the Shares retained from the Shares issuable upon exercise.

               (d) Provided that such notice and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares registered in the name of Optionee or Optionee's legal representative.

          7. COMPLIANCE WITH LAWS AND REGULATIONS. The issuance and transfer of Shares shall be subject to compliance by the Company and Optionee with all applicable requirements of federal or state securities laws and with all applicable requirements of any stock exchange or national market system on which the Company's common stock may be listed at the time of such issuance or transfer.

          8. NONTRANSFERABILITY OF OPTION. This Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of Optionee.

          9. TAX CONSEQUENCES. Set forth below is a brief summary as of the date of this Option of some of the federal and California tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

               (a) EXERCISE OF OPTION. There may be a regular federal income tax liability and a California income tax liability upon the exercise of this Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. The Company will be required to withhold from Optionee's compensation or collect from

Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

               (b) DISPOSITION OF SHARES. If the Shares are held for at least twelve months after the date of the transfer of the Shares pursuant to the exercise of this Option, any gain realized on disposition of the Shares will be treated as long term capital gain for federal and California income tax purposes.

          10. ADJUSTMENT OF OPTION SHARES. In the event that the number of outstanding shares of common stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of Shares subject to this Option and the exercise price per share of such Option shall be proportionately adjusted, subject to any required action by the Board or shareholders of the Company and compliance with applicable securities laws; provided, however, that no certificate or scrip representing fractional shares shall be issued upon exercise of this Option and any resulting fractions of a Share shall be ignored.

          11. INTERPRETATION. Any dispute regarding the interpretation of this agreement shall be submitted by Optionee or the Company forthwith to the Board, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board shall be final and binding on the Company and on Optionee.

          12. ENTIRE AGREEMENT. This Grant constitutes the entire agreement of the parties and supersedes all prior undertakings and agreements with respect to the subject matter hereof.

                                    EXHIBIT A

                               DIGITAL ORIGIN INC.

          STOCK OPTION EXERCISE NOTICE FOR NONQUALIFIED OPTION OUTSIDE
                          OF THE 1995 STOCK OPTION PLAN

Digital Origin Inc.
460 E Middlefield Road
Mountain View, CA 94043

Attention:  Secretary

The undersigned ("OPTIONEE") hereby elects to exercise the stock option(s) listed below (the "OPTION(S)" to purchase a total of _______ shares of the common stock (the "SHARES") of Digital Origin Inc. (the "COMPANY") outside of the Company's stock option plans.


          Date of Option Grant                     No. of Shares Subject
             (the "Grant")                             to the Option
          --------------------                     ---------------------




Optionee hereby delivers to the Company the Aggregate Purchase Price, to the extent permitted in the Grant, as follows (check as applicable and complete):

[ ] in cash in the amount of $_______ , receipt of which is acknowledged by the Company;

[ ] by delivery of ____ fully-paid, nonassessable and vested shares of the Common Stock of the Company owned by Optionee for at least six (6) months prior to the date hereof and owned free and clear of all liens, claims, encumbrances or security interests, valued at the current Fair Market Value (as defined in the Grant) of $_______ per share;

[ ] by the waiver hereby of compensation due or accrued for services rendered in the amount of $_______;

[  ]  through a "same day sale" as described in Section 6(b)(iv) of the Grant;

[ ] through a "margin" commitment as described in Section 6(b)(v) of the Grant; or

[ ]   where permitted by the Board, by tender of a full recourse promissory note in the form approved by the Board in the principal amount of $_______, secured by a Pledge Agreement of even date herewith in the form approved by the Board.

Submitted by:                               Accepted by:

OPTIONEE                                    DIGITAL ORIGIN INC.

By: ______________________________          By: ______________________________

Name: ____________________________          Name: ____________________________

Date: ____________________________          Date: ____________________________